Exhibit 107

The prospectus for the Capital One Multi-asset Execution Trust Class A(2026-2) Card series notes to which this Exhibit 107 relates is a final prospectus for the related offering. The maximum aggregate amount of such Class A(2026-2) notes is $1,600,000,000.